Pricing Supplement Dated January 5, 2009	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.25%

Effective Dates:	1-05-2009 through	1-11-2009